Registration No. 333-
--------------------------------------------------------------------------------

      As filed with the Securities and Exchange Commission on January 29, 1999
                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.
                            -------------------------
                                    FORM S-3
                             Registration Statement
                                    Under The
                             Securities Act of 1933
                            ------------------------
                           INTERNATIONAL ISOTOPES INC.
                 (Name of Small Business Issuer in its Charter)

           Texas                          2835                      74-276837
(State or other Jurisdiction       (Primary Standard Industrial  (I.R.S. Employer
of Incorporation or Organization)  Classification Code Number)   Identification No.)

                             3100 Jim Christal Road
                            Denton, Texas 76207-9987
                                 (940) 484-9492
          (Address and Telephone Number of Principal Executive Offices
                        and Principal Place of Business)
                            Ira Lon Morgan, Chairman
                             3100 Jim Christal Road
                            Denton, Texas 76207-9987
                                 (940) 484-9492
            (Name, Address and Telephone Number of Agent for Service)
                                    Copy to:
                                Curtis R. Ashmos
                            Locke Liddell & Sapp LLP
                             100 Congress, Suite 300
                               Austin, Texas 78701
                                 (512) 305-4716
                Approximate Date of Proposed Sale to the Public:
     From time to time after this Registration Statement becomes effective.

            If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. |_|

            If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

            If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

            If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

            If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

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                                         Proposed Maximum     Proposed Maximum
  Title of Each Class of  Amount to be  Offering Price Per   Aggregate Offering      Amount of
     Securities to be      Registered         Share                Price          Registration Fee
        Registered
---------------------------------------------------------------------------------------------------
Common  Stock, $.01        2,752,675        $12.25 (1)          $33,720,268(1)        $9,947.48
par value                   shares
---------------------------------------------------------------------------------------------------

            (1) Estimated in accordance with Rule 457(c) of the Securities Act of 1933 solely for the purpose of calculating the registration fee based upon an assumed price of $12.25, the average of the high and low sales prices of the Common Stock as reported on Nasdaq SmallCap Market on January 27, 1999.

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

PROSPECTUS

                                2,752,675 Shares

                           INTERNATIONAL ISOTOPES INC.
                                  Common Stock

                            -------------------------

            This Prospectus relates to the offering for resale of 2,752,675 shares of Common Stock, par value $.01 per share (the "Common Stock"), of International Isotopes Inc. ("I(3)" or the "Company"). All of the Common Stock being registered may be offered and sold from time to time by certain selling stockholders of the Company. See "Selling Stockholders" and "Manner of Offering." The Company will not receive any proceeds from the sale of the Common Stock by the Selling Stockholders.

            The Company's Common Stock is quoted on the Nasdaq SmallCap Market under the symbol "INIS" and is listed on the Boston Stock Exchange ("BSE") under the symbol "ITL." On January 27, 1999, the last reported sale price for the Company's Common Stock on the Nasdaq SmallCap Market was $12.25 per share.

                       -----------------------------------

          The securities offered hereby involve a high degree of risk.
                    See "Risk Factors" commencing on page 1.

                       -----------------------------------

                       Neither the Securities and Exchange
           Commission nor any state securities commission has approved or disapproved these securities or determined if this
          Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                       -----------------------------------

            The Company has not authorized any person, agent or entity to give any information or make any representation other than those contained in this Prospectus (including material incorporated by reference herein). You should not rely on any such information or representation as having been authorized by the Company. This Prospectus is not an offer to sell the securities and it is not soliciting an offer to buy the securities in any state where offers or sales are not permitted.

                The date of this Prospectus is January 29, 1999

                                TABLE OF CONTENTS


Forward  Looking  Statements . . . . . . . . . . . . . . . . . . . . . . . . . 1

The  Company.  ..  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

Risk  Factors.  .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

Selling  Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

Manner  of  Offering.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .14

Incorporation of Certain Documents by Reference . . . . . . . . . . . . . . . 15

Legal  Matters.  . . . . . . . . . ..  . . . . . . . . . . . . . . . . . . .  16

Experts.  .  .  .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16

Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . .16

                           FORWARD-LOOKING STATEMENTS

      This Prospectus contains, or incorporates by reference, certain statements that may be deemed "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, that address activities, events or developments that the Company intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based on experience, market trends, our perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. The forward-looking statements included in this Prospectus are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, market, governmental and technological factors affecting the Company's operations, production, markets, products, services and prices, and other factors discussed in our filings under the Securities Act and the Exchange Act. Investors are cautioned that such forward-looking statements are not guarantees of our future performance and that actual results, developments and business decisions may differ from those envisioned by our forward-looking statements.

                                   THE COMPANY

      International Isotopes Inc., a Texas corporation (the "Company," "We" or "I3" ), is a developmental stage Company that has begun executing plans for operations in the production, marketing, and distribution of a full range of products used in diagnostic and therapeutic nuclear medicine, research and industry. Completion of the plans we have developed will establish the first independent commercial domestic producer of a full range of finished radiopharmaceuticals (on a contract or joint venture basis), pharmaceutical grade radioisotopes, radioisotopes and medical devices for commercial sale to the nuclear medicine industry for the diagnosis and therapeutic treatment of cancer and other diseases. We are also engineering instrumentation and products for the radiation therapy and medical imaging markets.

      Our principal executive offices located at 3100 Jim Christal Road, Denton, Texas 76207-9987. The telephone number is (940) 484-9492.

                                  RISK FACTORS

      An investment in our Common Stock is speculative and involves a substantial degree of risk. Investors should carefully consider, along with other information in this Prospectus, the following considerations and risks in evaluating an investment in our Company. You should not purchase any Common Stock unless you can afford to lose your entire investment.

      Limited Operating History. During 1996 we acquired major equipment for radioisotope production and in 1997 completed our initial equity funding, established a management team and hired key personnel. In 1998 we acquired and constructed facilities, acquired equipment for production, established procedures for current good manufacturing practices (cGMP) and obtained regulatory approvals for initial manufacturing and distribution. The Company has not generated significant sales during this development period and we do not expect such sales until the Spring of 1999 at the earliest. We have encountered delays due to weather, vendors and facilities certification and may continue to experience additional delays and unexpected expenses related to continuing facilities construction, development, initiating manufacturing production, marketing, distribution, regulatory matters and other unforeseen difficulties. We cannot assure you that we will ever achieve suitable profitability.

      Future Capital Needs and Uncertainty of Additional Funding. In September 1998 we obtained a $15 million mortgage loan and a $5 million revolving line of credit from Texas State Bank, and in December 1998 and January 1999 we raised approximately $11.4 million through a private placement of our equity. However, we will need substantial additional funds to enter into joint ventures, expand finished pharmaceutical manufacturing, increase radioisotope production, continue research and development relating to the application of our technology, and complete the FDA approval process for our manufacturing and processing facilities. We plan to use a substantial portion of current funds:

     o for general administration and overhead, including salaries and consulting fees,

     o    for acquiring facilities and leasing equipment,

     o    for debt reduction,

     o    to initiate production and commercialize our products,

     o    to apply for regulatory approval (if any) of our proposed products,

     o to develop and test pre-radioisotope production methods and chemical separation techniques,

     o    to support joint ventures, and

     o    to conduct additional development activities.

      We may seek additional capital through a secondary public offering of our securities (if needed); however, we cannot assure you that such offering will be made, or if made, will be successful. If such a public offering is successful, we still may need to seek additional capital through public or private sales of our securities, including equity or debt securities, in order to fund our activities on a long-term basis. We may not be able to obtain adequate funds, whether through financial markets or collaborative arrangements with strategic partners or from other sources, on acceptable terms when needed. If we are unable to secure sufficient funds, we may have to delay, scale back or eliminate certain or all of our research and development programs or license third parties to commercialize products or technologies that we would otherwise seek to develop ourselves. This would adversely affect our long-term profitability.

      Accumulated Deficit; Anticipated Losses. From inception (in November 1995) through September 30, 1998 we had generated $2,744,707 in revenues and had accumulated a deficit in the amount of $7,836,929, which includes non-cash charges of $2,300,000. The products scheduled for manufacturing and distribution may require significant development and testing activities that, together with projected general and administrative expenses, may cause operating losses for the near future. We cannot assure you that our manufacturing, marketing, distribution and development activities will be successful, or that any proposed medical diagnostic and therapeutic products will generate net operating income.

      Debt Financing; Security Interest in Assets. We have obtained a $15 million mortgage loan and a $5 million revolving line of credit from Texas State Bank. The $5 million revolving line of credit will be available to us to the extent we are able to generate future accounts receivable from the sale of our products. The loan is secured by substantially all of our assets and subjects us to numerous restrictive covenants, financial and otherwise. If we default on the loan, the bank would be entitled to exercise certain remedies including taking possession of and selling our land, facilities, equipment, and intellectual property.

      Uncompleted LINAC. Our LINAC design is based on advanced designs of the linear accelerators at the Brookhaven National Laboratory and the Los Alamos National Laboratory, but the LINAC's configuration differs from such linear accelerators in that it:

     o is configured to operate at a significantly lower energy level (70MeV as compared to 200MeV and 800MeV, respectively),

     o utilizes modern computer technology, electronics and particle accelerating structure,

     o produces a higher beam intensity for radioisotope production (1.0mA as compared to 0.1mA to 0.15mA, respectively), and

     o utilizes three extracted beams of protons at different energy levels, directed to six (6) targets, to produce multiple radioisotopes simultaneously rather than one radioisotope at a time.

      We have not tested the fully assembled LINAC to produce radioisotopes and will not be able to do so until our Radioisotope Production Facility has been completed. Certain sub assemblies and components have been successfully tested and are being assembled, but we cannot assure you that the fully assembled tests will be successful and that the LINAC will operate as designed. Delays in the operation of the LINAC or its inability to operate as designed would adversely affect our business plan and require us to purchase radioisotopes from other sources.

      Facilities Risk. We have expended approximately $35 million procuring production equipment, designing and constructing our Radioisotope Production Facility, Radiopharmaceutical Manufacturing Facility and Cyclotron facility and acquiring our International Isotopes Idaho operations. Federal and state governmental authorities have granted a majority of the necessary approvals for operations, however, we cannot assure you that each or any of these facilities will obtain all applicable and necessary governmental approvals, permits, licenses and validation. If such approvals, permits, licenses and/or validation are not obtained, we cannot assure you that our facilities will be able to operate as intended or will produce products that are marketable. In the event that any or all of these facilities do not become operational for any reason, we will have expended substantial sums without any significant return on our shareholders' investment and our financial condition and operations will be materially adversely affected.

      Limited Sources for Raw Materials. Enriched stable isotopes, which are used as targets (i.e. they are bombarded with protons in accelerators or neutrons in reactors to produce radioisotopes), constitute the principal raw materials required for the manufacture of radioisotopes. The principal United States source for enriched stable isotopes is the Oak Ridge National Laboratory in Oak Ridge, Tennessee, which relies on government funding for continuing production. Although enriched stable isotopes are also currently available from Netherlands, Russia, Israel, China and other foreign sources, we may not be able to obtain an adequate supply of enriched stable isotopes, which could materially adversely impact our ability to manufacture radioisotopes. While the energy and current of the LINAC are sufficient to produce most radioisotopes from non-enriched stable isotopes, which are abundant in supply, the production process will require various proprietary chemical separation techniques and may be less cost effective. Although we have developed many of these techniques, we have not been able to test them all and some or all may be unsuccessful.

      Technology Probability and Early Stage of Radioisotope and Radiopharmaceutical Production. We will manufacture proprietary products to be used for the production of standard radioisotopes for the radiopharmaceutical industry and will seek joint ventures for marketing of these isotopes through major pharmaceutical companies, hospitals, health care organizations and radiopharmacies as well as industrial companies. In addition to the manufacturing of proprietary products, we will investigate a variety of new radioisotopes and radiopharmaceuticals that have application to applied diagnostic and therapeutic methods. The primary radioisotopes we plan to produce have been in general use in nuclear medicine and have been approved by the FDA for distribution by various pharmaceutical companies. However, some of our proposed future products are being developed for us by others and are in the early developmental stage, require significant further development, testing and regulatory clearances and are subject to the risks of failure inherent in the development of products based on innovative technologies. We cannot predict whether these research and development activities will result in any commercially viable products or applications. Due to the extended testing and regulatory review process required before marketing clearance can be obtained, we do not expect to be able to commence commercial production of any new radiopharmaceuticals that are classified as diagnostic or therapeutic agents or which may require pre-market approvals for clinical use unless we can manufacture them under our customers' approved licenses.

      Government Regulation. The Texas Department of Public Health, the FDA (if not previously approved) and comparable agencies in other countries must approve our proposed products prior to manufacture, sale and distribution. The regulatory process for radioisotope, pharmaceutical grade radiochemicals, finished radiopharmaceutical products and medical devices which are classified as diagnostic and/or therapeutic agents or that may require pre-market testing and approval for clinical uses is lengthy and expensive. Assurance cannot be given to you that, after the expenditure of time and funds, we will obtain regulatory clearance for any of our proposed products. If we obtain regulatory clearance, regulators will continue to review our products and procedures on a periodic basis. If the regulators, after inspection, determine previously unknown problems exist or decide that we have failed to comply with the applicable current good manufacturing practices (cGMP) regulatory requirements, then they will require corrective action, or may impose restrictions on the products or order us to withdraw our products from the market until compliance is demonstrated. In addition, each of our customers will be required to have appropriate licenses to possess and use radioactive materials, radiochemicals, radiopharmaceuticals and medical devices. Prior to sale, distribution and transporting radiopharmaceuticals across state lines, approval from the FDA must be obtained as to which there can be no assurance. In addition, the U.S. Department of Transportation (the "DOT") regulates the quantity and method of shipment of radioactive materials, and sets specifications with respect to the class of shipping containers used. Our Radioisotope Production Facility will be subject to continual inspection for compliance with the State of Texas regulations and current good manufacturing practices, which require that the Company manufacture radioisotopes and maintain manufacturing, testing and quality control records in a prescribed manner. The Company also will be subject to regulation by the United States Environmental Protection Agency ("EPA"), the Texas Natural Resources Conservation Commission, and the United States Occupational Safety and Health Administration ("OSHA") with respect to the radioactive content of water and air discharges and the handling and disposal of radioactive waste. Our failure to obtain any such approvals or delays thereof or our failure to comply with any such regulations would have a material adverse effect on the Company.

      Certain radioisotopes manufactured by our subsidiary, International Isotopes Idaho Inc., are subject to the U.S. Nuclear Regulatory Commission regulations. To the extent these regulations are or become burdensome, our business development will be adversely affected.

      Proposed Federal, State and Institutional Policy. Various federal and state agencies and public and private institutions have guidelines that require organizations that receive public funds to establish conflict of interest policies which prohibit researchers from owning stock or options in a company whose value would be affected by the outcome of the research being conducted with the funds. Although some research underlying our patents and patent applications was funded with grants, none of our current research is being supported by public funds. However, these guidelines may further restrict or preclude funding for research conducted or supervised on our behalf by affiliates or certain of our scientific advisors at their respective affiliated institutions. These guidelines, if adopted, may adversely affect our ability to obtain government grant funding to support any basic research.

      Limited Nature of Patent Protection. The possibility exists that competitors are developing or will develop and distribute products similar to ours or our customers. Partial security from competition is obtained by relying on the protection afforded us under the United States and foreign patent laws. Others may design similar products that, although not identical and therefore not infringing upon the patents used by us, could function adequately and be distributed into the same market. It is also possible that other parties have non-patented but prior existing products or designs that have never been made public and therefore are not known to us or the industry in general. A competitor could introduce such a product into the market without infringing upon our patents. If any such competing non-infringing products are produced and distributed, our customers' profit potential could be limited, resulting in a decrease in our contract manufacturing gross margin.

      Lack of Proprietary Rights; Dependence Upon Licenses from Affiliates. Our officers, directors and founders have granted the Company certain rights to patents, intellectual property, technology and know how. The right to acquire exclusive licenses under certain patents and patent applications, intellectual property, technology, know-how, trade secrets and copyrights may be obtained from other affiliates on a case by case basis. We may not be able to negotiate certain terms and conditions of these licenses in a way that is acceptable to us. In such event, we may have expended substantial amounts in investigating radioisotopes, radiopharmaceuticals, proprietary products or processes without the ability to commercialize the related products.

      We cannot assure you that we will ever develop any proprietary technology that can be patented, or that any issued patents will provide us with any competitive advantages or will not be challenged by any third parties. Furthermore, it is possible that others will independently develop similar technologies or duplicate a technology developed by us or, if patents are issued, design around the patented aspects of a technology developed by us. It is also possible that technology we have developed could infringe patents or other rights owned by others who are unwilling to license their technology to us on economically acceptable terms.

      To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to our proposed projects, disputes may arise as to the proprietary rights to such information which may not be resolved in our favor. Our Scientific Advisors and other consultants are employed by and/or have consulting agreements with third parties and any inventions discovered by these individuals may or may not become our property.

      Dependence Upon Key Personnel and Consultants. Our operations are dependent on Dr. I. L Morgan, Chairman and Treasurer, Mr. Carl Seidel, President and Chief Executive Officer, Mr. Tommy Thompson, Executive Vice President and Chief Operating Officer, Ms. Joan Gillett, Chief Financial Officer, Mr. Virgil Simmons, Senior, Vice President International Marketing, Mr. Joe Beaver, Senior Vice President for Production, Dr. Homer Hupf, Vice President for Research and Radiochemistry, Mr. Gaylord King, Vice President of Radiochemistry and Radiopharmaceutical Production, and Mr. Will Lepeska, Vice President for Marketing. We are highly dependent upon these personnel and the loss of any of these individuals would have a material adverse effect on us. We are also dependent on certain founders and key shareholders for transfer of intellectual property. We have obtained $5 million of key person life-insurance on the Chairman and $500,000 policies on the lives of certain of the other principals.

      The Company will continue to hire other operations, production, processing and engineering personnel. Competition for qualified employees among radioisotope, radiopharmaceutical and biotechnology companies is intense, and if we lose any of these persons, or are unable to attract, retain and motivate highly skilled employees required for the expansion of our activities, it would adversely affect our business plans. There is no assurance we will be able to retain our existing personnel or attract additional qualified employees.

      Our Scientific Advisors are employed on a full time basis by other employers, and some have consulting or other advisory arrangements with other entities that may conflict or compete with their obligations to the Company. Although we have consulting agreements with our advisors, inventions or processes discovered by such persons, other than those for which we are able to negotiate licenses, will not become our property, but will remain the property of such persons or their full-time employers. If we fail to obtain needed patents or licenses or proprietary information held by others, it could have a material adverse effect on our business.

      Dependence on Third Parties; Significant Additional Funds for Manufacturing and Marketing. Currently our manufacturing and production facilities are sufficient for the production of the major radioisotopes, radiochemicals, finished radiopharmaceuticals and medical devices we intend to produce. We intend to distribute, or market directly, on a commercial scale some of our proposed products. However, in most cases we will use corporate partners or other entities to market our products. It is not assured that we will be able to enter into any arrangements for marketing of our proprietary products or acquire the additional capital to conduct such activities. Additional manufacturing, marketing and distribution facilities will require the expenditure of substantial additional funds and the hiring of additional personnel.

      Competition. Our business plan includes the contract manufacturing of proprietary finished radiopharmaceutical products for others, standard radioisotope and pharmaceutical grade radiochemical production, new radioisotope and radiochemical development, product commercialization and medical instrumentation development. Many companies, research institutes and universities are working in a number of radioisotope, radiopharmaceutical or biotechnology disciplines similar to our fields of interest. In addition, many companies are engaged in the development of, or offer, products that may be competitive with the proposed diagnostic and therapeutic radioisotopes and proprietary products we intend to manufacture for others. Most of these entities have substantially greater financial, technical, manufacturing, marketing, distribution and/or other resources than the Company. These companies may be in various phases of clinical testing of radioisotope and radiopharmaceutical products intended for various diagnostic and therapeutic processes related to brain, cardiac function and cancer diagnosis and treatment. Accordingly, other companies may succeed in developing products earlier, or that are safer or more effective than those we propose to develop, and in obtaining FDA clearances for such products before our customers obtain approval.

      Risk of Product Liability. As we successfully develop our products, we may be exposed to product liability claims. We might also be required to indemnify affiliates against any product liability claims incurred by them as a result of products developed by the Company under licenses granted by these affiliates. We believe we currently carry adequate product liability insurance; however, we cannot assure you that we will in the future be able to obtain sufficient amounts of insurance to protect us against such liability at a reasonable cost. If we experience an uninsured or inadequately insured product liability claim, our business and financial condition could be materially adversely affected.

      Voting Control; Anti-Takeover Provisions. Our Officers and Directors currently beneficially own, or have voting control over, approximately 38% of the outstanding Common Shares. Our Board of Directors has the authority, without further approval of our shareholders, to issue stock options to purchase up to 600,000 shares of Common Stock. To date the Board of Directors has granted options to employees to purchase 453,003 shares of the 600,000 authorized by the shareholders. Under the Company's Articles of Incorporation, the Board of Directors is authorized to issue, without further shareholder approval, up to five million shares of preferred stock on such terms as they may determine. The Company's issuance of preferred stock could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may create substantial dilution for holders of Common Stock.

      No Dividends. We have not paid any cash dividends on our Common Stock and do not expect to do so in the foreseeable future.

      Marketing Experience. We have personnel with marketing and sales experience, but will need to recruit additional qualified personnel and representatives for the purpose of marketing our complete product line. We cannot guarantee that our marketing strategy of contract or joint venture manufacturing of finished pharmaceuticals or medical devices and distribution for other pharmaceutical companies will be successful.

                              SELLING STOCKHOLDERS

      The following table sets forth certain information, as of January 22, 1999, with respect to the shares of Common Stock beneficially owned and being offered hereby by the stockholders listed below (the "Selling Stockholders"). All of the shares of Common Stock offered hereby were issued originally, or underly other securities issued originally, in transactions not involving a public offering. Absent the current registration, such shares may not be sold by the Selling Stockholders, except in certain limited situations including compliance with Rule 144 under the Securities Act. The shares were acquired as follows:

     o 220,000 shares are currently reserved for issuance upon the exercise of certain Common Stock Warrants issued to affiliates of the Company's underwriter, Keane Securities, in connection with the Company's initial public offering, which closed on August 19, 1997.

     o 159,416 shares were issued as of April 24, 1998 to MACTEC, Inc., a Colorado company ("MACTEC"), as partial consideration for the Company's acquisition of MAC Isotopes, Inc., a wholly-owned subsidiary of MACTEC that produces certain reactor produced radioisotopes at a U.S. government owned reactor in Idaho. The Company has changed the name of MAC Isotopes, Inc. to International Isotopes Idaho Inc.

     o 8,242 shares were issued as of May 14, 1998 to Bracco Diagnostics, Inc., a Delaware corporation ("Bracco"), as partial royalty compensation for a technology license granted by Bracco to the Company in connection with a radiopharmaceutical product.

     o 29,017 shares were issued on July 31, 1998 to Dr. Roger M. Good and affiliates in connection with a license agreement for rights under a certain patent and a 510(k) for the use, sale, lease, manufacture and distribution of sputter coated I-125 spheres encapsulated in brachytherapy seeds.

     o 912,000 shares were issued in December 1998 and January 1999 to a total of 33 accredited investors pursuant to a private placement of Units (the "1998 Private Placement"), each Unit consisting of 16,000 shares of the Company's Common Stock at $12.50 per share, plus three year Warrants to purchase an additional 16,000 shares of Common Stock at $13.75 per share.

     o 912,000 shares are reserved for issuance upon exercise of the Warrants issued in connection with the 1998 Private Placement.

     o 512,000 shares were acquired by certain officers and directors for cash or as compensation for services.

                              Shares of Common Stock         Shares Offered
         Name                   Beneficially Owned        By This Prospectus (3)
         ----                   ------------------        ----------------------
H. Kelly McLaughlin                  18,000 (1)(2)              18,000 (2)

Walter D. O'Hearn                    35,000 (1)(2)              35,000 (2)

Denise O'Hearn                       10,000 (1)(2)              10,000 (2)

Mary O'Hearn                          5,000 (1)(2)               5,000 (2)

Kenneth Nielson                      12,000 (1)(2)              12,000 (2)

Virgil Cilli                          3,000 (1)(2)               3,000 (2)

Gordon McLaren                        3,000 (1)(2)               3,000 (2)

Kathleen Evans                        5,000 (1)(2)               5,000 (2)

MACTEC, Inc.                        159,416                    159,416

Bracco Diagnostics,                   8,242 (1)                  8,242
Inc.

Inland Cancer Care,                  29,017 (1)                 29,017
nominee for the Good
Group

Auric Partners                      109,000 (4)                 64,000 (4)

Three Eyes Partners,                 32,000 (1)(5)              32,000 (5)
Ltd.

                              Shares of Common Stock         Shares Offered
         Name                   Beneficially Owned        By This Prospectus (3)
         ----                   ------------------        ----------------------
John Paul Dejoria                    80,000 (6)                 80,000 (6)

Richard Dusansky                     16,000 (1)(7)              16,000 (7)


Interfin Corporation                 96,000 (8)                 96,000 (8)

Granite Capital                     160,000 (9)                160,000 (9)

Daniel Patrick                      132,000 (10)                32,000 (10)
McCormack

John William                        132,000 (11)                32,000 (11)
McCormack*

Megan Anne                          132,000 (12)                32,000 (12)
McCormack

Elkhorn Partners                      6,400 (1)(13)              6,400 (13)

Double I Investors                   64,000 (1)(14)             64,000 (14)

James and Marie                     112,000 (15)               112,000 (15)
Keane

James B. Skaggs                      32,000 (1)(16)             32,000 (16)

The Leone Family                     48,000 (1)(17)             48,000 (17)
Irrevocable Trust

Parsow Partnership,                   9,600 (1)(18)              9,600 (18)
Ltd.

Patrick Mackin                       32,000 (1)(19)             32,000 (19)

Peter Schwalje                        8,000 (1)(20)              8,000 (20)

T&LRM Family                         32,000 (1)(21)             32,000 (21)
Partnership, Ltd.

Ira Lon Morgan*                   1,187,829 (22)               512,000 (22)

                              Shares of Common Stock         Shares Offered
         Name                   Beneficially Owned        By This Prospectus (3)
         ----                   ------------------        ----------------------
Tommy L. Thompson*                  199,625 (23)               128,000 (23)

William Nicholson*                  636,875 (24)               192,000 (24)

Carl W. Seidel*                    239,055 (25)                128,000 (25)


Virgil Simmons*                    245,429 (26)                 64,000 (26)

Gary Schwendiman                   152,000 (27)                 16,000 (27)


Schwendiman                          8,000 (1)(28)               8,000 (28)
Consulting

Schwendiman Global                  48,000 (1)(29)              48,000 (29)
Health Sciences

Biotechnology Fund,                 80,000 (30)                 80,000 (30)
L.P.

John Luther King and               160,000 (31)                 64,000 (31)
Teresa Carter King

LKCM Investment                     96,000 (32)                 96,000 (32)
Partnership

Fred Smithline                     148,000 (33                  32,000 (33)

Stephen A. Kaplan                   32,000 (1)(34)              32,000(34)

Thomas Schoonover                   96,000 (35)                 96,000(35)

Ralph D. McBride                    32,000 (36)                 32,000 (36)

Nancy C. Moore                      44,000 (1)(2)               44,000 (2)

Meghan Benedict                      5,000 (1)(2)                5,000 (2)

--------------------------------------------------------------------------------
*Director or Officer/Director of the Company

(1)  Less than 1% of Common Stock outstanding
(2) Represents shares of Common Stock issuable upon the exercise of Warrants granted to the Company's underwriter and affiliates in connection with the Company's initial public offering, which closed on August 19, 1997.
(3) Assumes all shares of Common Stock offered hereby are sold in this offering. There is no assurance that the Selling Stockholders will sell any or all of the shares of Common Stock offered hereby.
(4) Includes 32,000 shares of Common Stock issuable upon the exercise of Warrants purchased in connection with the Company's 1998 Private Placement.
(5) Includes 16,000 shares of Common Stock issuable upon the exercise of Warrants purchased in connection with the Company's 1998 Private Placement.
(6) Includes 40,000 shares of Common Stock issuable upon the exercise of Warrants purchased in connection with the Company's 1998 Private Placement.
(7) Includes 8,000 shares of Common Stock issuable upon the exercise of Warrants purchased in connection with the Company's 1998 Private Placement.
(8) Includes 48,000 shares of Common Stock issuable upon the exercise of Warrants purchased in connection with the Company's 1998 Private Placement.
(9) Includes 80,000 shares of Common Stock issuable upon the exercise of Warrants purchased in connection with the Company's 1998 Private Placement.
(10) Includes 16,000 shares of Common Stock issuable upon the exercise of Warrants purchased in connection with the Company's 1998 Private Placement.
(11) Includes 16,000 shares of Common Stock issuable upon the exercise of Warrants purchased in connection with the Company's 1998 Private Placement.
(12) Includes 16,000 shares of Common Stock issuable upon the exercise of Warrants purchased in connection with the Company's 1998 Private Placement.
(13) Includes 3,200 shares of Common Stock issuable upon the exercise of Warrants purchased in connection with the Company's 1998 Private Placement.
(14) Includes 32,000 shares of Common Stock issuable upon the exercise of Warrants purchased in connection with the Company's 1998 Private Placement.
(15) Includes 16,000 shares of Common Stock issuable upon the exercise of Warrants purchased in connection with the Company's 1998 Private Placement. Also includes 80,000 shares issuable upon Warrants granted in connection with the Company's initial public offering.
(16) Includes 16,000 shares of Common Stock issuable upon the exercise of Warrants purchased in connection with the Company's 1998 Private Placement. Also includes 16,000 shares held through Mr. Skaggs IRA account.
(17) Includes 24,000 shares of Common Stock issuable upon the exercise of Warrants purchased in connection with the Company's 1998 Private Placement.
(18) Includes 4,800 shares of Common Stock issuable upon the exercise of Warrants purchased in connection with the Company's 1998 Private Placement.
(19) Includes 16,000 shares of Common Stock issuable upon the exercise of Warrants purchased in connection with the Company's 1998 Private Placement.
(20) Includes 3,200 shares of Common Stock issuable upon the exercise of Warrants purchased in connection with the Company's 1998 Private Placement.
(21) Includes 16,000 shares of Common Stock issuable upon the exercise of Warrants purchased in connection with the Company's 1998 Private Placement.

(22) Includes 128,000 shares of Common Stock issuable upon the exercise of Warrants purchased in connection with the Company's 1998 Private Placement.
(23) Includes 32,000 shares of Common Stock issuable upon the exercise of Warrants purchased in connection with the Company's 1998 Private Placement.
(24) Includes 48,000 shares of Common Stock issuable upon the exercise of Warrants purchased in connection with the Company's 1998 Private Placement. The shares beneficially owned includes 109,000 shares owned by Auric Partners, of which Mr. Nicholson is a partner.
(25) Includes 32,000 shares of Common Stock issuable upon the exercise of Warrants purchased in connection with the Company's 1998 Private Placement.
(26) Includes 16,000 shares of Common Stock issuable upon the exercise of Warrants purchased in connection with the Company's 1998 Private Placement.
(27) Beneficially owned amount includes 8,000 shares owned by Schwendiman Consulting, 48,000 shares owned by Schwendiman Global Health Sciences, and 80,000 shares owned by Biotechnology Fund, L.P., of which 4,000, 24,000, and 40,000, respectively, are shares issuable upon the exercise of Warrants purchased in connection with the Company's 1998 Private Placement. The 16,000 shares to be sold by Mr. Schwendiman include 8,000 shares of Common Stock issuable upon the exercise of Warrants purchased in connection with the Company's 1998 Private Placement.
(28) Includes 4,000 shares of Common Stock issuable upon the exercise of Warrants purchased in connection with the Company's 1998 Private Placement.
(29) Includes 24,000 shares of Common Stock issuable upon the exercise of Warrants purchased in connection with the Company's 1998 Private Placement.
(30) Includes 40,000 shares of Common Stock issuable upon the exercise of Warrants purchased in connection with the Company's 1998 Private Placement.
(31) Beneficial ownership amount includes 96,000 shares owned by LKCM Investment Partnership, of which Mr. King is a general partner. The amount to be sold includes 32,000 shares of Common Stock issuable upon the exercise of Warrants purchased in connection with the Company's 1998 Private Placement.
(32) Includes 48,000 shares of Common Stock issuable upon the exercise of Warrants purchased in connection with the Company's 1998 Private Placement.
(33) Includes 16,000 shares of Common Stock issuable upon the exercise of Warrants purchased in connection with the Company's 1998 Private Placement.
(34) Includes 16,000 shares of Common Stock issuable upon the exercise of Warrants purchased in connection with the Company's 1998 Private Placement.
(35) Includes 48,000 shares of Common Stock issuable upon the exercise of Warrants purchased in connection with the Company's 1998 Private Placement.
(36) Includes 16,000 shares of Common Stock issuable upon the exercise of Warrants purchased in connection with the Company's 1998 Private Placement.

                               MANNER OF OFFERING

      The shares of Common Stock offered hereby may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made in the Nasdaq SmallCap Market, on the Boston Stock Exchange or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares of Common Stock may be sold in one or more of the following: (a) a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In affecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in resales.

      In connection with distribution of the shares of Common Stock offered hereby or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of shares of Common Stock registered hereunder in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell shares of Common Stock short and redeliver the shares of Common Stock registered hereunder to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares of Common Stock registered hereunder, which the broker dealer may resell or otherwise transfer pursuant to this Prospectus. The Selling Stockholder may also loan or pledge the shares of Common Stock registered hereunder to a broker-dealer and the broker-dealer may sell the shares of Common Stock so loaned or upon default the broker-dealer may effect sales of the pledged shares pursuant to this Prospectus. The Selling Stockholders may also pledge shares of Common Stock registered hereunder to a lender other than a broker-dealer, and upon default such lender may sell the shares of Common Stock so pledged pursuant to this Prospectus. The Selling Stockholders may also contribute or sell shares of Common Stock offered hereunder to trusts or other entities for the benefit of the contributing Selling Stockholder and members of his or her family.

      Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated in connection with the sale of Common Stock. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by the Prospectus which qualify for sale under Rule 144 under the Securities Act may be sold pursuant to Rule 144 rather than pursuant to this Prospectus.

     All costs, expenses and fees in connection with the registration of the shares of Common Stock offered hereby shall be borne by the Company. Commissions and discounts, if any, attributable to the sales of shares of Common Stock hereunder will be borne by the Selling Stockholders. The Selling Stockholders may agree to indemnify any broker-dealer or agent that participates in a transaction involving sales of shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act. The Company has agreed to indemnify the Selling Stockholders against certain liabilities in connection with the offering of the shares of Common Stock hereunder, including liabilities arising under the Securities Act.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company are incorporated by reference in this Prospectus:

          (1) the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997;

          (2) the Company's Quarterly Reports on Form 10-QSB for the three month periods ended March 31, 1998, June 30, 1998, and September 30, 1998.

          (3) the Company's Current Report on Form 8-K filed on December 22, 1998; and

          (4) the description of the Company's Common Stock contained in the Company's Registration Statement on form 8-A filed August 1, 1997, including any amendment or report filed for the purposes of updating such description.

     All reports and other documents filed by the Company pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     A copy of the documents incorporated by reference (other than exhibits thereto) will be forwarded without charge to each person to whom this Prospectus is delivered, upon such person's written or oral request to International Isotopes Inc., Office of the Secretary, 3100 Jim Christal Road, Denton, Texas 76207-9987, telephone number (940) 484-9492. The Company's internet address is ilmorgan@intiso.com.

                                  LEGAL MATTERS

      The validity of the shares of Common Stock offered hereby have been passed upon for the Company by Locke Liddell & Sapp LLP, Austin, Texas.

                                     EXPERTS

      The consolidated financial statements of the Company as of December 31, 1996 and 1997 and for applicable periods from inception to December 31, 1997 have been incorporated by reference herein in reliance on the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in auditing and accounting.

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and accordingly files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied, at prescribed rates, at the Public Reference Room maintained by the Commission at 450 Fifth Street, N.W., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet web site at http://www.sec.gov/ that also contains such reports, proxy statements and other information.

      The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. The Registration Statement has been filed electronically with the Commission pursuant to its Electronic Data Gathering and Retrieval ("EDGAR") system. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all the information set forth in the Registration Statement.

                                     PART II

Information Not Required in Prospectus


Item 13.  Other Expenses of Issuance and Distribution.

      The estimated expenses of this offering, all of which will be paid by Registrant, are as follows:

          SEC Registration Fee                                     $ 9,947.48
          Boston Stock Exchange Listing Fee                        $ 6,100
          Nasdaq Listing Fee                                       $12,100
          Accounting Fees and Expenses                             $ 6,500
          Registrant's Legal Fees and Expenses                     $75,000
          Miscellaneous Expenses                                   $ 5,000

               Total                                              $114,647.48

Item 14.   Indemnification of Directors and Officers

      As permitted by the Texas Business Corporation Act ("TBCA"), the Company's Restated Articles of Incorporation provide that the Company will indemnify its officers, directors, employees and agents to the fullest extent permitted by the TBCA against actions that may arise against them in such capacities, and advance expenses in connection with any such actions. Registrant's Restated Articles of Incorporation provide that directors of the Company will not be personally liable to Registrant or its stockholders for monetary damages for any act or omission in his capacity as a director except as authorized under the TBCA. The TBCA provides that a corporation may indemnify a person who was, is, or is threatened to be made a named defendant in a proceeding because such person is or was a director if it is determined in accordance with the provisions of the TBCA that the person (i) conducted himself in good faith, (ii) reasonably believed, in the case of conduct in his official capacity as director, that his conduct was in the corporation's best interests or, in other cases, that his conduct at least was not opposed to the corporation's interests and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. A director may not be indemnified with respect to a proceeding in which the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity, or in which the person is found liable to the corporation. Officers, employees and agents of a corporation are entitled to be indemnified by the corporation as, and to the same extent provided for, directors of the corporation.

      Registrant carries directors' and officers' liability insurance with an aggregate policy limit of $5,000,000.

Item 16.   Exhibits.

Exhibits

4.1        Specimen Common Stock Certificate (incorporated by reference to
           Exhibit 4.1 to the Company's Registration Statement on Form SB-2 (Registration No. 333-26269)).
4.2 Form of Warrant Agreement between the Company and Keane Securities Co., Inc. (incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form SB-2 (Registration No. 333-26269)).
5. Opinion of Locke Liddell & Sapp LLP with respect to the legality of the securities being registered hereby.
23.1       Consent of KPMG LLP
23.2       Consent of Locke Liddell & Sapp LLP (included in Exhibit 5).
24         Power of Attorney (included as part of Signature page).

Item 17.   Undertakings.

      Insofar as indemnification for liabilities arising under Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the provisions of its Restated Articles of Incorporation, its By-Laws, the Texas Business Corporation Act or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by Registrant for expenses incurred or paid by an officer, director or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a) (3) of the Securities Act;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (4) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (40 or 497(b) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                      POWER OF ATTORNEY TO SIGN AMENDMENTS

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Ira Lon Morgan and Carl W. Seidel, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully, for all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Denton, State of Texas, on the 22nd day of January, 1999.


                                  INTERNATIONAL ISOTOPES INC.

                                  By: /s/ Ira Lon Morgan.
                                          ----------------------------------
                                          Ira Lon Morgan, Ph.D.
                                          Chairman of the Board and Treasurer



                                  By: /s/ Carl W. Seidel.
                                          ----------------------------------
                                          Carl W. Seidel
                                          President, Chief Executive
                                          Officer and Director

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


                Signature                                     Title                                    Date
                ---------                                     -----                                    ----
/s/ Carl W. Seidel                                  President, Chief Executive               January 22,  1999
---------------------------------                   Officer, and Director (Principal
Carl W. Seidel                                      Executive Officer)


/s/ Joan Gillett                                    Chief Financial Officer                  January 22,  1999
---------------------------------                   (Principal Financial and
Joan Gillett                                        Accounting Officer)


/s/ Ira Lon Morgan                                  Chairman of the Board and                 January 22,  1999
---------------------------------                   Treasurer
Ira Lon Morgan, Ph.D.

/s/ Tommy L. Thompson                               Executive Vice President, Chief           January 22,  1999
---------------------------------                   Operating Officer and Director
Tommy L. Thompson

/s/ Virgil L. Simmons                               Senior Vice President and Director        January 22,  1999
---------------------------------
Virgil L. Simmons

/s/ John M. McCormack                                Director                                 January 22,  1999
---------------------------------
John M. McCormack

/s/ William W. Nicholson                             Director                                 January 22,  1999
---------------------------------
William W. Nicholson

/s/ Robert J. Gary                                   Director                                 January 22,  1999
---------------------------------
Robert J. Gary

                                                     Director                                 January __,  1999
---------------------------------
Frederick J. Bonte, M.D.

/s/ Charles LeMaistre                                Director                                 January 22,  1999
---------------------------------
Charles LeMaistre, M.D.

                                  EXHIBIT INDEX

EXHIBIT NO.

4.1        Specimen Common Stock Certificate (incorporated by reference to
           Exhibit 4.1 to the Company's Registration Statement on
           Form SB-2 (Registration No. 333-26269)).
4.2 Form of Warrant Agreement between the Company and Keane Securities Co., Inc. (incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form SB-2
           (Registration No. 333-26269)).
5. Opinion of Locke Liddell & Sapp LLP with respect to the legality of the securities being registered hereby.
23.1       Consent of KPMG LLP
23.2       Consent of Locke Liddell & Sapp LLP (included in Exhibit 5).
24         Power of Attorney (included as part of Signature page).